CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-106552) of Dreyer’s Grand Ice Cream Holdings, Inc. of our report dated June 24, 2005 relating to the financial statements of Dreyer’s Grand Ice Cream Inc. Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Francisco, California
June 29, 2005